    This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal dated September 25, 1997. While the Offer is being made to all stockholders of the Company, tenders will not be accepted from or on behalf of stockholders in any jurisdiction in which the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Company is not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not be in compliance with the laws of such jurisdiction. In those jurisdictions whose laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Lazard Freres & Co. LLC or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                                       BY
                      PIONEER HI-BRED INTERNATIONAL, INC.
                            UP TO 16,444,586 SHARES
 OF ITS COMMON STOCK (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                              AT A PURCHASE PRICE
            NOT GREATER THAN $104.00 NOR LESS THAN $88.00 PER SHARE

    Pioneer Hi-Bred International, Inc., an Iowa corporation (the "Company"), invites its stockholders to tender up to 16,444,586 shares of its Common Stock, par value $1.00 per share (including the associated Preferred Stock Purchase Rights (the "Rights"), the "Shares"), at prices not greater than $104.00 nor less than $88.00 per Share net to seller in cash, specified by tendering stockholders, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Unless the Rights become exercisable or separately tradeable prior to the Expiration Date, a tender of Shares will also constitute a tender of the associated Rights. Unless the context otherwise requires, all references herein to Shares include the associated Rights.

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 23, 1997, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER, HOWEVER, IS SUBJECT TO CERTAIN OTHER CONDITIONS AS SET FORTH IN THE OFFER TO PURCHASE. THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, STOCKHOLDERS SHOULD MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES.

    As promptly as practicable following the Expiration Date, the Company will purchase up to 16,444,586 Shares or such lesser number of Shares as are properly tendered (and not withdrawn in accordance with Section 4 of the Offer to Purchase) prior to the Expiration Date at prices not greater than $104.00 nor less than $88.00 per Share in cash. The term "Expiration Date" means 12:00 Midnight, New York City time, on October 23, 1997, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to BankBoston, N.A. (the "Depositary") and making a public announcement thereof.

    The Company will, upon terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $104.00 nor less than $88.00 per Share) net to the seller in cash (the "Purchase Price") that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by the tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 16,444,586 Shares (or such lesser number as are validly tendered at prices not greater than $104.00 nor less than $88.00 per Share). All

Shares validly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and the conditions of the Offer, including the proration terms thereof.

    The Company is making the Offer pursuant to an Investment Agreement, dated as of August 6, 1997 (the "Investment Agreement"), between the Company and E. I. du Pont de Nemours and Company ("DuPont"), pursuant to which DuPont has completed, as of September 18, 1997, an equity investment in preferred stock of the Company representing, on a common equivalent basis, 16,444,586 Shares, and the Company is required, subject to the terms of the Investment Agreement, to seek to repurchase an equal number of Shares pursuant to the Offer.

    Upon the terms and subject to the conditions of the Offer, if more than 16,444,586 Shares have been validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date, the Company will purchase validly tendered Shares in the following order of priority: (i) all Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date by any stockholder who owns beneficially or of record as of the Expiration Date an aggregate of fewer than 100 Shares (including Shares held in the Company's Dividend Reinvestment Plan) and who validly tenders all of such Shares (partial tenders will not qualify for this preference); and completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and (ii) after purchase of all of the foregoing Shares, all other Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis. The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any stockholder who tendered any Shares owned beneficially or of record, at or below the Purchase Price and who, as a result of proration, would then own beneficially or of record, an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase by the number of Shares purchased through the exercise of this right.

    The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company's reservation of the rights to delay payment for Shares it has accepted is limited by Rules 13e-4(f)(2) and 13c-4(f)(5) promulgated under the Securities Exchange Act of 1934, as amended, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the tender offer.

    Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on November 21, 1997. For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic or facsimile transmission form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Such notice of withdrawal must specify the name of the tendering stockholder, the name of the registered holder, if different from that of the person who tendered such Shares, the number of Shares tendered and the number of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry tender set forth in Section 3 of the Offer to Purchase, the notice of withdrawal also must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility.

    THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY TENDERS ARE MADE. The information required to be disclosed by Rule 13e-4(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of Shares and are being furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    Additional copies of the Offer to Purchase and the Letter of Transmittal may be obtained from the Depositary, the Information Agent or the Dealer Manager and will be furnished promptly at the Company's expense.

                    The Information Agent for the Offer is:
                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll-Free: (800) 290-6429

                      The Dealer Manager for the Offer is:
                            LAZARD FRERES & CO. LLC
                              30 Rockefeller Plaza
                            New York, New York 10020
                                 (212) 632-6717

September 25, 1997